Exhibit 107
Calculation of Filing Fee Tables
424
(b)(5)
(Form Type)
Viridian Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum O ffering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(o) and 457(r)	$300,000,000	—	$300,000,000	0.00015310	$45,930.00

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—

	Total Offering Amounts					$300,000,000		$45,930.00

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$ 45,930.00